Exhibit 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion or incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement File No. 333-181531 on Form S-3 (the “Registration Statement”) of information from our firm’s reserves report dated January 29, 2014, entitled Estimates of Reserves and Future Revenue to the BreitBurn Operating L.P. Interest in Certain Oil and Gas Properties located in California, Florida, Texas, and Wyoming as of December 31, 2013, and all references to our firm included in or made part of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

November 21, 2014